TRANSFER AGENCY AND SERVICE AGREEMENT

                                     Between

                         THE DESSAUER GLOBAL EQUITY FUND

                                       And

                     NATIONAL FINANCIAL DATA SERVICES, INC.

                                TABLE OF CONTENTS
                                -----------------


                                                                                          Page


1.       Terms of Appointment and Duties...................................................  1

2.       Third Party Administrators for Defined Contribution Plans.........................  4

3.       Fees and Expenses.................................................................  4

4.       Representations and Warranties of the Transfer Agent..............................  5

5.       Representations and Warranties of the Fund........................................  5

6.       Wire Transfer Operating Guidelines................................................  6

7.       Data Access and Proprietary Information...........................................  8

8.       Indemnification...................................................................  9

9.       Standard of Care.................................................................. 10

10.      Year 2000......................................................................... 10

11.      Confidentiality................................................................... 11

12.      Covenants of the Fund and the Transfer Agent...................................... 11

13.      Termination of Agreement.......................................................... 12

14.      Assignment and Third Party Beneficiaries.......................................... 12

15.      Subcontractors.................................................................... 13

16.      Miscellaneous..................................................................... 14

17.      Limitations of Liability of the Trustees and Shareholders......................... 15


                      TRANSFER AGENCY AND SERVICE AGREEMENT
                      -------------------------------------

AGREEMENT made as of the day of ______, 1999, by and between THE DESSAUER GLOBAL EQUITY FUND, a Delaware business trust, having its principal office and place of business at 5 Bay State Court, Orleans, Massachusetts 02653 (the "Fund"), and NATIONAL FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at The Poindexter Building, 333 W. 9th Street, Kansas City, Missouri 64105 (the "Transfer Agent").

WHEREAS, the Fund desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       Terms of Appointment and Duties
         -------------------------------

     1.1 Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for the Fund's authorized and issued shares of its beneficial interest, $_______ par value ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Fund and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

          (a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Declaration of Trust of the Fund (the "Custodian");

          (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

          (c)  Receive  for  acceptance   redemption   requests  and  redemption
          directions and deliver the appropriate documentation thereof to the Custodian;

          (d) In respect to the  transactions  in items (a),  (b) and (e) above,
          the  Transfer   Agent  shall   execute   transactions   directly  with
          broker-dealers authorized by the Fund;

          (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

         (f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

         (g) Prepare and transmit payments for dividends and distributions declared by the Fund;

         (h) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Fund, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

         (i) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

         (j) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

 1.2 Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

         (a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

         (b) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

         (c) "Blue Sky" Reporting. The Fund shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of Natital transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of Natital transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State;

         (d) National Securities Clearing Corporation (the "NSCC"). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Natital networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund), in accordance with, Natital instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund's records on DST Systems, Inc. computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking.

         (e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

         (f) Additional Telephone Support Services. If the parties elect to have the Transfer Agent provide additional telephone support services under this Agreement, the parties will agree to such services, fees and sub-contracting as stated in Schedule 1.2(f) entitled "Telephone Support Services" attached hereto.

2.       Third Party Administrators for Defined Contribution Plans
         ---------------------------------------------------------

 2.1 The Fund may decide to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan or Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code") and



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

         administered   by  third  party   administrators   which  may  be  plan
         administrators as defined in the Employee Retirement Income Security Act of 1974, as amended)(the "TPA(s)").

 2.2     In accordance with the procedures  established in the initial  Schedule
         2.1 entitled "Third Party Administrator Procedures", as may be amended by the Transfer Agent and the Fund from time to time ("Schedule 2. 1"), the Transfer Agent shall:

         (a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs as the case may be as omnibus accounts;

         (b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

         (c) Perform all services under Section 1 as transfer agent of the Funds and not as a record-keeper for the Plans.

 2.3     Transactions  identified  under  Section 2 of this  Agreement  shall be
         deemed   exception   services   ("Exception    Services")   when   such
         transactions:

         (a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under
         Section 1 of this Agreement;

         (b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

         (c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan and pre-nightly transactions.

3.       Fees and Expenses
         -----------------

 3.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and out-of-pocket expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

 3.2 Out-of-Pocket Expenses. In addition to the fee paid under Section 3.1 above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, mailing and tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in Schedule 3.1 attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.



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

 3.3 Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

 3.4 Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses which are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one
         (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund.

4.       Representations and Warranties of the Transfer Agent
         ----------------------------------------------------

The Transfer Agent represents and warrants to the Fund that:

 4.1 It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

 4.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts and the State of Missouri.

 4.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

 4.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

 4.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.       Representations and Warranties of the Fund
         ------------------------------------------

The Fund represents and warrants to the Transfer Agent that:

 5.1 It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware.

 5.2 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

 5.3 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.



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

 5.4     It  is  an  open-end  non-diversified   management  investment  company
         registered under the Investment Company Act of 1940, as amended.

 5.5 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6.       Wire  Transfer   Operating   Guidelines/Articles   4A  of  the  Uniform
         Commercial Code
         -----------------------------------------------------------------------

 6.1 The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

 6.2 The Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

 6.3 The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

 6.4 The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or
         (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

 6.5 The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer



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

         Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

 6.6 The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

 6.7 The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order. In no event (including failure to execute a payment order) shall the Transfer Agent be liable for special, indirect or consequential damages, even if advised of the possibility of such damages.

 6.8 When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or receiving depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

 6.9 Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty-four (24) hours notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

7.       Data Access and Proprietary Information
         ---------------------------------------

 7.1 The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Transfer Agent on data bases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

         (a) Use such programs and databases (i) solely on the Fund's computers, or (ii) solely from equipment at the location agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent's applicable user documentation;

         (b) Refrain from copying or duplicating in any way (other than in the normal course or performing processing on the Fund's computer(s)), the Proprietary Information;

         (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

         (d) Refrain from causing or allowing information transmitted from the Transfer Agent's computer to the Fund's terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

         (e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

         (f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time or receipt without obligation of confidentiality or breach of this Agreement.

7.3 The Fund acknowledges that its obligation to protect the Transfer Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

7.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.       Indemnification
         ---------------

 8.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

         (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder;

         (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in



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

         connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

         (d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

         (e) The  negotiation  and  processing of any checks  including  without
         limitation  for  deposit  into  the  Fund's  demand   deposit   account
         maintained by the Transfer Agent; or

         (f) Upon the Fund's request entering into any agreements required by the National Securities Clearing Corporation (the "NSCC") required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

8.2 In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund's prior written consent.

9.       Standard of Care
         ----------------

 9.1 The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees, except as provided in Section 9.2 below.

 9.2 In the case of Exception Services as defined in Section 2.3 herein, the Transfer Agent shall be held to a standard of gross negligence and encoding and payment processing errors shall not be deemed negligence.

10.      Year 2000
         ---------

         The Transfer Agent will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available technology to offer products that are Year 2000 ready, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi century formulas and date values, and interface values that reflect the date issues arising between now and the next one-hundred years, and if any changes are required, the Transfer Agent will make the changes to its products at a price to be agreed upon by the parties and in a commercially reasonable time frame and will require third-party suppliers to do likewise.

11.      Confidentiality
         ---------------

 11.1 The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by
         Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

 11.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

12.      Covenants of the Fund and the Transfer Agent
         --------------------------------------------

 12.1 The Fund shall promptly furnish to the Transfer Agent the following:

         (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

         (b) A copy of the Declaration of Trust and By-Laws of the Fund and all amendments hereto.

 12.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

 12.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

13.      Termination of Agreement
         ------------------------

 13.1 This Agreement may be terminated by either party upon one-hundred twenty (120) days written notice to the other.

 13.2 Should the Fund exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination and a charge equivalent to the average of three (3) months' fees. Payment of such expenses or costs shall be in accordance with Section 3.4 of this Agreement.

 13.3 Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

14.      Assignment and Third Party Beneficiaries.
         ----------------------------------------

 14.1 Except as provided in Section 15.1 below and the Additional Telephone Support Services Schedule 1.2(f) attached, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

 14.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

 14.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 15.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

15.      Subcontractors
         --------------

 15.1 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, (ii) a BFDS subsidiary duly registered as a transfer agent or (iii) a BFDS affiliate duly registered as a transfer agent; provided, however, that the Transfer Agent shall be fully responsible to the Fund for the acts and omissions of BFDS or its subsidiary or affiliate as it is for its own acts and omissions.

 15.2 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

16.      Miscellaneous
         -------------

 16.1 Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

 16.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

 16.3 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

 16.4 Consequential Damages. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

 16.5 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

 16.6 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

 16.7 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

 16.8 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

 16.9 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

 16.10 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

 16.11 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

 16.12 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

               (a)    If to National Financial Data Services, Inc., to:

                      National Financial Data Services, Inc.
                      The Poindexter Building
                      333 W. 9th Street
                      Kansas City, MO 64105
                      Attention: President

                      Facsimile:  (816) 843-8652

               (b) If to the Fund, to:

                             Attention:




17.      Limitations of Liability of the Trustees and Shareholders
         ---------------------------------------------------------

         A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                          THE DESSAUER GLOBAL EQUITY FUND



                                          BY:
                                               ---------------------------------
ATTEST:





--------------------------------


                                          NATIONAL FINANCIAL DATA SERVICES, INC.



                                          BY:
                                              ---------------------------------
                                                   President
ATTEST:






--------------------------------

                                 SCHEDULE 1.2(f)
                 ADDITIONAL TELEPHONE SUPPORT FEES AND SERVICES

                                Dated ___________

I.       SERVICES

         1.    Transfer Agent and Telephone Support Functions

               a. Answer telephone inquiries from [XXX 8 a.m. to 8 p.m. Boston time Monday through Friday XXX] from [XXX existing customers and prospective customers XXX] of the Fund [XXX for sales literature XXX] in accordance with the telephone script provided by the Fund.

               b.     Answer questions  pertaining  thereto the extent that such
                      questions  are  answerable   based  upon  the  information
                      supplied to the Transfer Agent by the Fund.

               c. [XXX As the Fund and the Transfer Agent may agree in writing, the Transfer Agent will receive calls and take written transaction requests from shareholders of the Fund. Transfer Agent transactions include: [XXX telephone redemptions, account maintenance, exchanges, transfers, confirmed purchases, account balances and general inquiries XXX]. Some transactions may result in research which will be done by the Fund. Other calls may be referred directly to the Fund. Fax any referrals to [XXX name of company XXX] on the same day the telephone call is received.XXX];

         2. Incorporate new information into the above referenced script upon written instructions from the Fund;

         3.    Maintain   prospect   detail   information  for  six  (6)  months
               thereafter, provide such information to the Fund in the form that the Fund may reasonably request;

         4. Send all literature orders for information from BFDS/DST [XXX [how?] [to whom?] XXX] a minimum of [XXX one XXX] transmission per day;

         5.    Provide the Fund with a [XXX  daily/weekly/monthly XXX] telephone
               report   detailing   the   calls   received   during   the   [XXX
               day/week/month XXX];

         6. [XXX Provide the Fund with monthly conversion reports as selected by the Fund from DST's standard report package. XXX]

II.      SUBCONTRACTORS

         1. The Transfer Agent may, without further consent on the part of the Fund, subcontract ministerial telephone support services for the performance hereof.

III.     FEES












THE DESSAUER GLOBAL EQUITY FUND                    NATIONAL FINANCIAL DATA
                                                   SERVICES, INC.



BY:                                                BY:
   ---------------------------                         -------------------

                                  SCHEDULE 2.1

                     THIRD PARTY ADMINISTRATOR(S) PROCEDURES

                                Dated ___________

1. On each Business Day, the TPA(s) shall receive, on behalf of and as agent of the Fund(s), Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan's receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Fund is calculated, as described from time to time in that Fund's prospectus. Each Business Day on which the TPA receives Instructions shall be a "Trade Date".

2.      The  TPA(s)  shall   communicate   the  TPA(s)'s   acceptance   of  such
        Instructions, to the applicable Plan.

3. On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund's custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Transfer Agent.

4. The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5. The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6. The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7. The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its shareholders.

8. The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9. The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10. The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11. Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Participants in which event the Transfer Agent or each Fund shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(S) shall, at the request of the Transfer Agent or each Fund, provide at the TPA(s)'s expense complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.



THE DESSAUER GLOBAL EQUITY FUND                    NATIONAL FINANCIAL DATA
                                                   SERVICES, INC.



BY:                                                BY:
   ----------------------------                        --------------------

                                  SCHEDULE 3.1

                                      FEES

                                 Dated_________

Account Service Fees*
---------------------

Monthly Dividend Funds              (per open account within a no-load fund)                $11.00 per year
Quarterly Dividend Funds            (per open account within a no-load fund)                $10.00 per year
Annual Dividend Funds               (per open account within a no-load fund)                $9.00 per year
Closed Account Fee                  (per open account within a no-load fund)                $1.80 per year

Minimum Per Cusip                                                                           $25,000 per year

* The Account Maintenance Fees will be the higher of open plus closed account charges, or, the annual per cusip minimum.

Activity Fees (Manual Activity Handled by NFDS)
-----------------------------------------------

New Account Set Up                                       $4.00 each
Manual Financial Transactions                            $1.50 each
Manual Non-Financial Transactions                         $.75 each
Shareholder/Dealer Telephone Calls                       $3.00 each
Letters to Shareholders/Dealers                          $3.00 each
Checkwriting Drafts Presented for Payment                $1.00 each
Checkwriting Set Up                                      $5.00 each
Investor Processing                                      $1.80 per Investor ID
12(b)-1 Commission Processing                            $1.20 per account


NSCC Interface Fee         (per cusip, if applicable)    $1,500 per year
------------------

Fund Implementation Fee  (excludes converted cusips)     $1,500 per cusip
-----------------------


Conversion Fee
--------------

A one-time conversion fee will apply. This fee is based on the files to be converted and programming requirements needed.

Out-of-Pocket Expenses
----------------------

Out-of-pocket expenses are billed as incurred and include, but are not limited to mailing expenses (i.e., statements, stationery, checks, certificates, sales literature, printing, postage, etc.), telecommunication expenses, equipment and software expenses (client-site only), programming expenses (i.e., charges necessary to establish consolidated statement), microfiche, freight, ACH bank charges, NSCC charges, and all other expenses incurred on the Fund's behalf






THE DESSAUER GLOBAL EQUITY FUND                    NATIONAL FINANCIAL DATA
                                                   SERVICES, INC



BY:                                                BY:
   ---------------------------                         -------------------